Exhibit 8.1

LIST OF SUBSIDIARIES

1.	China Metro-Rural Limited, a Cayman Islands incorporated company continued in BVI

2.	China Metro-Rural Exchange Limited, , a HK company

3.	China Northeast Logistics City Co., Ltd. , , a PRC company

4.	Tieling Northeast City Advertising Co., Ltd., , a PRC company

5.	Tieling North Asia Property Management Co., Ltd., , a PRC company

6.	Tieling North Asia Development Co., Ltd., , a PRC company

7.	Shenyang Jiataihe Investments Co., Ltd., , a PRC company

8.	Tieling Northeast City Motor Vehicle Trading Co., Ltd., , a PRC company

9.	M.S. Electronic Emporium Limited, a BVI company

10.	China Metro-Rural Development Ltd., , a HK Company

11.	China Northeast Logistics City Dezhou Co., Ltd., , a PRC company

12.	Dezhou Northeast City Property Co., Ltd., , a PRC company

13.	Dezhou North Asia Property Management Co., Ltd., , a PRC company

14.	China Glorious City Development Limited, , a Hong Kong company

15.	China Glorious City (Hengyang) Co., Ltd., , a PRC company

16.	China Glorious City Strategic Limited, , a Hong Kong company

17.	China Glorious City Investments Limited, , a Hong Kong company

18.	China Glorious City Construction Limited, , a Hong Kong company

19.	Shenzhen China Northeast Logistics City Co., Ltd. , a PRC company